CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-139955) of MSB Financial Corp. (the “Company”) of our report dated September 24, 2007, relating to the Company’s consolidated financial statements as of and for the years ended June 30, 2007 and 2006, which report is included in the Form 10-KSB.

/s/ Beard Miller Company LLP

Beard Miller Company LLP

Pine Brook, New Jersey

September 28, 2007